Exhibit 16.1

January 23, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 21, 2014, of Geovic Mining Corp. and are in agreement with the statements contained in the last sentence of paragraph 1 of Item 4.01, the first sentence in paragraph 1of Item 4.01(a)(i), paragraphs 2 and 3 of Item 4.01(a)(i) and paragraph 1 in Item 4.01(a)(ii).  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP